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EXHIBIT 11

                           CONSULIER ENGINEERING, INC.

                        COMPUTATION OF EARNINGS PER SHARE
                            PRIMARY AND FULLY DILUTED

                                Three Months Ended      Six Months Ended
                                     June 30,                June 30,
                               ----------------------  ----------------------
                                   1997       1996        1997        1996
                               ----------  ----------  ----------  ----------



Net income                     $  182,188  $  265,338  $  365,626  $  531,924
                               ==========  ==========  ==========  ==========


Shares used in
    computation:

Weighted average
    number of
    common shares
    outstanding                 2,496,834   2,502,046   2,496,834   2,502,046

Common stock
   equivalents
   from assumed
   issuances using
   the treasury
   stock method -

Stock options and
   warrants                        29,717      19,069      31,399      18,063
                                ---------   ---------   ---------   ---------

Primary and fully
   diluted earnings
   per share                    2,526,551   2,521,077   2,528,233   2,520,109
                                =========   =========   =========   =========


Primary and fully
   diluted earnings
   per share                    $     .07   $     .11   $     .15   $     .21
                                =========   =========   =========   =========



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